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                                                                    EXHIBIT 10.5

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT
                            OF GUDJON MAR GUDJONSSON



        This EMPLOYMENT AGREEMENT (this "AGREEMENT") is made as of October 15, 1998 by and between OZ INTERACTIVE, INC., a California corporation ("EMPLOYER"), and GUDJON MAR GUDJONSSON ("EXECUTIVE").


                                    RECITALS

        A. EMPLOYER

        Employer is a company building a business of developing and selling software, particularly in the area of interactive, three-dimensional applications for use on the Internet and on local area networks.

        B. EXECUTIVE

        Executive has developed substantial expertise in in computer programming and general management and is a substantial shareholder in Employer.

        C. 1997 EMPLOYMENT AGREEMENT

        Executive and Employer are parties to an Employment Agreement made and entered into as of January 1, 1997 (the "1997 Employment Agreement").

        D. ERICSSON

        Ericsson Inc. has elected to make a substantial investment in Employer and has made it a condition of its investment that Employer enter into this Agreement with Executive for the purpose of securing his services for an extended period of time, ensuring that he has sufficient incentives to continue to serve the interests of Employer and to ensure that Executive will not, during the time of this Agreement enter into competition with Employer, all on the terms and conditions set forth herein.

        E. INTENTIONS

        Executive believes that it is in his own personal self interest as a substantial investor in Employer that Ericsson make its investment, and Employer and Executive desire to amend and restate the 1997 Employment Agreement as set forth herein.


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                                    AGREEMENT

        In consideration of the foregoing and of the mutual covenants and conditions herein contained, the parties hereby amend and restate the 1997 Employment Agreement as follows:

        1. EMPLOYMENT. Employer hereby employs Executive as Chairman, and Executive accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.

        2. TERM. The term of this Agreement shall be for a period commencing upon date hereof and ending on January 1, 2002 ("INITIAL TERM"). The term of this Agreement shall be automatically extended for additional one-year periods unless either party gives written notice of its desire to terminate this Agreement to the other party within thirty days prior to the end of the Initial Term or any one year extension provided for above. The period of time between the commencement of the term of this Agreement and termination of Executive's employment shall be referred to herein as the "EMPLOYMENT PERIOD."

        3. POSITIONS AND SERVICES

                3.1 BEST EFFORTS. Executive will initially occupy the positions of Director and Chairman of Employer. During the Employment Period, Executive will devote his best efforts and substantially all of his business time and attention to the performance of his duties hereunder and to the business and affairs of Employer, except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by Employer's general employment policies.

                3.2 DUTIES. Executive shall perform such duties as are customarily associated with his then current title(s), consistent with the Bylaws of Employer and as required by Employer's Board of Directors ("BOARD"). Said duties shall be performed at such place or places as Employer shall reasonably designate or as shall be reasonably appropriate and necessary to the discharge of Executive's duties in connection with his employment.

                3.3 COMPANY POLICIES. The employment relationship between the parties shall be governed by the general employment policies and practices of Employer, including but not limited to those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with Employer's general employment policies or practices, this Agreement shall control. Executive will duly, punctually and faithfully observe Employer's general employment policies and practices, including, without limitation, any and all rules, regulations, policies and/or procedures which Employer may now or hereafter establish governing the conduct of its business.

        4. COMPENSATION

                4.1 SALARY. During the Initial Period, Employer shall pay to Executive base salary at the annual rate of $132,000. Executive's salary shall be increased annually


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commencing January 1, 1999 and on each subsequent January 1 during the
Employment Period by the sum of (i) an amount equal to no less than five percent (5%) and (ii) the percentage increase in the general Consumer Price Index for the geographic area in which Executive is employed from the prior December 1 to the December 1 immediately preceding the effective date of the salary increase. Executive's salary shall be payable at the same time and basis as Employer pays its payroll in general. If, during the term of this Agreement, Executive is domiciled and his services are rendered substantially in the United States, payment of Executive's salary shall be paid in U.S. dollars and subject to deductions for social security, federal and state payroll taxes and unemployment and other standard deductions and withholdings, otherwise Executive's salary shall be paid in the currency of the country in which he is domiciled and his salary shall be subject to all applicable local withholding requirements.

                4.2 PARTICIPATION IN BENEFIT PLANS. During the term hereof, Executive shall be entitled to participate in any profitsharing, group insurance, hospitalization, medical, dental, health and accident, disability or similar plan or program of Employer now existing or established hereafter for executives.

                4.3 VACATION. Executive shall be entitled to a period of annual vacation time equal to that provided to employees of equal position by Employer's policies and procedures regarding vacation, but in no event less than three weeks per year (including one week off between Christmas and New Years Day during which the offices of Employer will be closed). The days selected for Executive's vacation must be mutually agreeable to Employer and Executive.

                4.4 EXECUTIVE BONUS PROGRAM. Executive shall be eligible for an annual cash bonus, which shall not exceed one hundred percent (100%) of his base salary for such period. The bonus shall be determined in accordance with the following formula, which shall be calculated on March 31 of the year following the year for which the bonus is to be calculated:

        1999:     2.5% of any net revenues in excess of 1998 net revenues.

        2000:     2.5% of any net revenues in excess of 1999 net revenues.

        2001:     2.5% of any net revenues in excess of 2000 net revenues.

                4.5 EXPATRIATION BENEFITS. If Executive is required by Employer to expatriate to any country other than Iceland, the Company will offer a reasonable expatriation package with the intention of making the relocation economically neutral to Executive and paying personal expenses (i.e., reasonable travel for Executive and his family and personal phone expenses) reasonably related to the displacement of Executive and his family from their home, family and friends.

        5. DEATH OR DISABILITY DURING EMPLOYMENT. If Executive is prevented from performing duties hereunder by reason of illness or injury for (i) a period of six (6) or more con-


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secutive months or (ii) more than 180 days in any consecutive twelve month period (the date of the determination of disability under clause (i) or (ii) shall be referred to as the "EFFECTIVE DATE OF DISABILITY"), or if Executive dies during employment hereunder, Employer shall pay to the Executive if disabled (or in the case of death to the executors under Executive's last will and testament), the salary that would otherwise be payable to the Executive under this Agreement through the end of the six (6) month following the month in which the Executive's Effective Date of Disability or death occurs, as the case may be. Such payments shall constitute all of Employer's obligations to Executive in the event of Executive's death or disability, and all compensation and benefits, except benefits provided by law (e.g., COBRA health insurance continuation benefits), shall otherwise cease to accrue. The determination regarding whether Executive is unable to perform duties hereunder shall be made by Employer's Board of Directors in the reasonable, good faith exercise of its judgment.

        6. TERMINATION. This Agreement does not grant Executive any right or entitlement to be retained by the Employer, and shall not affect or prejudice Employer's right to discharge the Executive in accordance herewith with or without cause.

                6.1 TERMINATION WITHOUT CAUSE. Employer's Board may terminate Executive's employment with Employer at any time, upon thirty days' written notice, without "CAUSE," as defined below. In the event Executive's employment is terminated without cause, Executive shall be entitled to a twelve-month continuation of his salary and benefits that Executive would otherwise have been entitled to pursuant to Section 4 of this Agreement, including a pro rated portion of any bonus for which he would have otherwise been eligible under any executive bonus program. Such salary and benefits shall constitute the entirety of Employer's obligations to Executive in the event of the termination of Executive's employment without cause, except benefits provided by law (e.g., COBRA health insurance continuation benefits). All salary payable under this Section shall be paid at the same time and basis as Employer pays its payroll in general.

                6.2 TERMINATION WITH CAUSE. Employer's Board may terminate Executive's employment with Employer at any time for cause, immediately upon notice to Executive of the circumstances leading to such termination for cause. In the event that Executive's employment is terminated for cause, all compensation and benefits, except benefits provided by law (e.g., COBRA health insurance continuation benefits), will immediately cease to accrue, and all compensation and, except as otherwise required by applicable law, benefits accrued though the date of termination shall be paid to Executive within a reasonable time thereafter but in no event later than thirty days. The date of termination shall be the date upon which notice of termination is given. Employer shall have no further obligation to pay severance of any kind nor to make any payment in lieu of notice.

                6.3 DEFINITION OF CAUSE. For the purposes of this Agreement, "CAUSE" shall mean: (a) habitual neglect or insubordination (defined as a refusal to execute or carry out directions from the Board); (b) conviction of any felony or any crime involving moral turpitude; (c) willful breach of Executive's duties to Employer and (d) conduct by Executive, which in the good faith, reasonable determination of the Board demonstrates gross unfitness to


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serve, including but not limited to gross neglect, non-prescription use of controlled substances, any abuse of controlled substances whether or not by prescription, or habitual drunkenness, intoxication, or other impaired state induced by consumption of any drug, including alcohol.

        7. BREACH OR VIOLATION OF AGREEMENT. The parties agree that a breach or violation of this Agreement will result in immediate and irreparable injury and harm to the innocent party, who shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of the obligations hereunder, plus reasonable attorneys' fees and costs incurred in obtaining any such relief.

        8. COVENANT NOT TO COMPETE. Executive agrees to the following restrictions on competition:

                8.1 RESTRICTIONS. Executive will not prior to January 1, 2002, or the later termination of this Agreement, (a) directly or indirectly engage or have any interest in any beusiness or venture engaged in any business that develop software and applications that enable real-time collaborative communications in shared spaces on the Internet or competes with any other business that the Company may engage in during the term of this Agreement (a "Competing Business"), whether such engagement is undertaken alone, or together with, or on behalf of, or through any other person, firm, association, trust, venture, corporation, or other entity or enterprise, or whether such interest is as sole proprietor, partner, shareholder, independent contractor, agent, officer, director, employee, advisor, consultant, trustee, beneficiary, or otherwise in a Competing Business, (b) assist any other person or entity in conducting a Competing Business, (c) own any capital stock or any other securities of or have any other direct or indirect interest in any person, entity, or other enterprise which owns or operates a Competing Business (except stock holdings of 1% or less for investment purposes in securities of publicly traded companies), or (d) directly or indirectly recruit, or induce any party to recruit any person who is an employee of, or who has entered into an independent contractor arrangement with the Employer or any Affiliate of the Employer.

                8.2 EXECUTIVE'S ACKNOWLEDGEMENTS AND AGREEMENTS. Executive acknowledges and agrees (a) that the software developed by Employer is or is intended to be marketed and licensed to customers throughout the world, (b) to the reasonableness of this covenant not to compete and the reasonableness of the geographic area and duration of time which are a part of said covenant, (c) that this covenant will not preclude Executive from becoming gainfully employed following termination of employment with Employer, (d) that because any remedy at law for any breach or attempted breach of Section 8.1 may be inadequate, Employer or Ericsson shall be entitled to specific performance and injunctive relief or other equitable relief in case of any such breach or attempted breach of Section 8.1, in addition to any other remedies that the Employer or Ericsson may seek and which may exist at law (including, without limitation, money damages) or in equity. The parties to this Agreement waive any requirement for the securing or posting of any bond in connection with Employer's or Ericsson's seeking or obtaining any such relief at law or in equity, including, without limitation, any injunctive or equitable relief. If any provision of Section 8.1 relating to the period of the restrictions, the scope of the activities restricted and/or the territory to which the


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restriction applies should be declared by a court of competent jurisdiction to exceed the maximum time period, scope of activity or geographical area that the court deems to be reasonable and enforceable by that court, then the maximum time period, scope of activity and/or geographical area deemed to be reasonable by that court shall become the maximum time period, scope of activity and/or geographical area of the restrictive covenant set forth in Section 8.1.

        9. NOTICES. Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and, if mailed, sent by registered or certified mail, postage prepaid, or by an overnight delivery service, to the party named at the address set forth below, or at such other address as each party may hereafter designate in writing to the other party:

Employer:             OZ Interactive, Inc.
                      525 Brannan Street, Fourth Floor
                      San Francisco, California  94107

with a copy to:       Robert G. Quinn, Esq.
                      Quinn & Quinn
                      18665 Via Torino
                      Irvine, California  92612

Executive:            Gudjon Mar Gudjonsson

                      --------------------
                      Reykjavik, Iceland

Any such notices shall be deemed to have been delivered when served personally (including personal delivery by telecopy), in five business days after being mailed by registered or certified mail, or in two business days after being mailed by an overnight delivery service.

        10. ENTIRE AGREEMENT. This Agreement and that certain Proprietary Information and Inventions Agreement by and between Executive and Employer of even date herewith supersede all prior discussions, negotiations and agreements between the parties with respect to the subject matter, or otherwise in consideration hereof, and reflects their entire agreement.

        11. CHANGE, MODIFICATION, WAIVER. No change or modification of this Agreement shall be valid unless it is in writing and signed by each of the parties hereto. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced. The failure of a party to insist upon strict performance of any provision of this Agreement in any one or more instances shall not be construed as a waiver or relinquishment of the right to insist upon strict compliance with such provision in the future.

        12. SEVERABILITY OF PROVISIONS. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect


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under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

        13. SUCCESSORS AND ASSIGNS. The services and duties to be performed by Executive hereunder are personal and may not be assigned. This Agreement shall be binding upon and inure to the benefit of Employer its successors and assigns, and Executive, his heirs and representatives. This Agreement shall be assignable by Employer to any successor entity to Employer, or any entity controlled by or under common control with Employer. This Agreement shall also inure to the benefit of Ericsson Inc., which shall be a third-party beneficiary to this Agreement.

        14. ATTORNEYS FEES. If any legal proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach therefore, the prevailing party shall be entitled to reasonable attorneys' fees, as well as costs and disbursements, in addition to any other relief to which he or it may be entitled.

        15. ARBITRATION OF DISPUTES

                15.1 CHOICE OF ARBITRATION. Any and all disputes or controversies, whether of law or fact of any nature whatsoever, arising from or respecting this Agreement shall be decided in accordance with the then current arbitration rules of the International Chamber of Commerce ("ICC") or by any other body mutually agreed upon by the parties. Pre-arbitration discovery shall be permitted at the request of either party under appropriate protection for proprietary and confidential business information. If any terms in this Section 15 are inconsistent with the rules of the ICC in effect at the time of the dispute, then the rules of the ICC shall prevail.

                15.2 NOTICE AND ATTEMPTS TO RESOLVE. Before filing a demand for arbitration, a party must send the other party written notice identifying the matter in dispute and invoking the procedures in this paragraph. Such written notice shall be sent promptly after the party knew or reasonably should have known of an alleged violation of this Agreement. Within fifteen days after such written notice is given, one or more principals of each party shall meet at a mutually agreeable location in Reykjavik, Iceland, for the purpose of determining whether they can resolve the dispute themselves by written agreement. If the parties fail to resolve the dispute by written agreement within the fifteen-day period, the complaining party may then initiate the arbitration process by filing a demand with the ICC or such other body as the parties may agree upon. Nothing in this paragraph shall prevent a party from seeking temporary equitable relief, from ICC or such other body as the parties may mutually agree upon, during the fifteen-day period if necessary to prevent irreparable harm.

                15.3 NUMBER OF ARBITRATORS. There shall be three arbitrators to be chosen in accordance with the then current ICC rules for selecting arbitrators. Either party may disqualify any individual arbitrator who is a present or past employee, owner, or consultant to the opposing party or a competing organization.


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                15.4 LOCATION AND PROCEDURES. The place of arbitration shall be
Reykjavik, Iceland, unless another location is mutually agreed upon by the parties. At the request of either party, arbitration proceedings will be conducted in the utmost secrecy and, in such case, all documents, testimony and records shall be received, heard and maintained by the arbitrators in secrecy under seal, available for inspection only by Executive and Employer, their respective attorneys, and their respective experts, consultants or witnesses who shall agree, in advance and in writing, to receive all such information confidentially and to maintain such information in secrecy, and make no use of such information except for the purposes of the arbitration, until such information shall become generally known.

                15.5 POWER OF ARBITRATORS. The arbitrators, who shall act by majority vote, shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a temporary injunction, or a permanent injunction, and shall also be able to award damages, with or without an accounting and costs. The decree or judgment of an award rendered by the arbitrators may be entered in any court having jurisdiction over the parties.

                15.6 RIGHTS OF PREVAILING PARTIES. If any action is necessary to enforce or interpret the terms of this Section 15, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled.

        16. MISCELLANEOUS

                16.1 FORM. As used in this Agreement, the singular form shall include, if appropriate, the plural.

                16.2 HEADINGS. The headings used in this Agreement are solely for the convenience and reference of the parties and are not intended to be descriptive of the entire contents of any paragraph and shall not limit or otherwise affect any of terms, provisions, or constructions thereof.

                16.3 DRAFTING AND CONSTRUCTION. This Agreement shall be interpreted as if the parties jointly and equally drafted it and any doctrine of law that might operate to construe any ambiguity against the drafter shall be inapplicable to this Agreement. The section and paragraph headings in this Agreement are solely for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement.

        IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.


OZ INTERACTIVE, INC.



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By: /s/ SKULI MOGENSEN                      /s/ GUDJON MAR GUDJONSSON
   --------------------------------         ------------------------------------
     For the Board of Directors                    GUDJON MAR GUDJONSSON









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